Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Board of Directors

Syniverse Holdings, Inc.

We consent to the use of our report dated November 4, 2004, with respect to the Statement of Net Assets of IOS North America, as of December 31, 2003, and the related Statements of Revenue less Direct and Allocated Expenses before Income Taxes and Cash Flows for the year ended December 31, 2003, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/    KPMG LLP

Dallas, Texas

November 12, 2004